Exhibit 99.2
Advanced Energy Solutions

PRESS RELEASE

For Immediate Release

Ener1 Technical Presentation on Batteries for HEV, PHEV and EV
Made Available to Public

Ft. Lauderdale, FL October 29, 2007 - Ener1, Inc. (OTCBB: ENEI) released a technical presentation to the public which will be used to facilitate investor presentations during October and November. The presentation was filed in a Form 8K with the Securities and Exchange Commission on October 29, 2007. The presentation will also be made available on the EnerDel website at www.enerdel.com. The presentation includes an analysis of the EnerDel, Inc. battery chemistry compared to competing chemistries, the engineering team’s experience and capabilities in systems integration, and initial test results for cycle life and rate capability for batteries designed for electric vehicles and plug-in electric vehicles.

Charles Gassenheimer, Vice Chairman of Ener1, stated, “This slide show provides a glimpse of our technological advantages. We have consistently taken the position that the safety of our battery chemistry is first and foremost in our design. In tests, our high-power HEV battery runs very cool, and does not require a liquid cooling system thereby reducing systems costs. Our HEV battery can discharge to a very low state of charge, which has important considerations for shipping and installation. Our HEV battery has excellent low temperature performance, which is critical for automotive applications. We are also encouraged that initial tests on our high energy density EV and PHEV batteries exhibit good cycle life and rate capability.”

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About Ener1, Inc.
Ener1, Inc. (OTCBB: ENEI) is an alternative energy technology company that is developing 1) lithium ion batteries for hybrid electric vehicles (HEV) at its 80.5% owned EnerDel subsidiary, 2) commercial fuel cell products through its EnerFuel subsidiary, and 3) nanotechnology-based materials and manufacturing processes for batteries and other applications at its NanoEner subsidiary. For more information, visit http://www.ener1.com or call 954-556-4020.

About EnerDel, Inc.
EnerDel is owned by Ener1, Inc. (80.5%) and Delphi Corporation (19.5%). EnerDel has a pilot production facility in Indianapolis, Indiana. EnerDel currently employs approximately 60 highly experienced engineers and technicians involved in the battery development of both cells and systems. For more information, please visit: www.enerdel.com

Safe Harbor Statement

This release contains forward-looking statements within the meaning of the Federal Private Securities Litigation Reform Act of 1995 conveying management expectations as to the future based on plans, estimates and projections at the time the statements are made. The forward-looking statements contained in this press release involve risks and uncertainties, including, but not necessarily limited to: the Company’s ability to achieve the milestones upon which funding from its controlling shareholder is conditioned; EnerDel’s ability to succeed as a supplier of batteries to the hybrid electric vehicle and other markets; Ener1’s ability to successfully develop and market proposed lithium battery, fuel cell and nanotechnology-based products and services; the degree of competition in the markets for lithium battery, fuel cell and nanotechnology-based products and services; EnerDel’s ability to deliver prototype, production samples and finished product to electric vehicle customers; the estimated future sales for EnerDel’s EV batteries; Ener1’s history of operating losses; EnerFuel’s ability to complete the development of and sell the surveillance camera; the lack of operating history for the development stage Ener1 businesses; the need for additional capital; the dependency upon key personnel; and other risks detailed in filings made from time to time with the Securities and Exchange Commission. These risks and uncertainties could cause actual results or performance to differ materially from any future results or performance expressed or implied in the forward-looking statements included in this release. Ener1 undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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For further details contact:	For media inquiries:

Jerry Herlihy Ener1, Inc. T: (954) 556-4020 e-mail: jherlihy@ener1.com	Victor Webb/Madlene Olson Marston Webb International T: (212) 684-6601 e-mail: marwebint@cs.com